Exhibit 10.42

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into as of August 1, 2003, by and between Powerwave Technologies, Inc., (“Company”), and Bruce C. Edwards, an individual (“Chief Executive Officer”).

1. RECITALS

A. The Company is in the business of the design, manufacture, and marketing of advanced radio frequency (RF) power amplifiers for use in wireless communication networks worldwide;

B. Chief Executive Officer has been serving as Chief Executive Officer of the Company, and the Company desires to continue its relationship with Chief Executive Officer;

C. The Company desires to provide Chief Executive Officer with a severance agreement in recognition of Chief Executive Officer’s valuable skills and service to be provided in the event of a termination of employment under the circumstances described below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

2. DEFINITIONS

For purposes of this Agreement only, the following terms shall have the meaning described below:

A. “Employee” shall mean the Chief Executive Officer covered under this Agreement, unless otherwise specifically indicated.

B. “Severance Pay” shall be three times the Chief Executive Officer’s ‘total annual compensation,’ as defined herein. ‘Total annual compensation’ as used herein shall be Chief Executive Officer’s annual base salary for the year employment terminates plus the greater of Chief Executive Officer’s target bonus amount for the year employment terminates or the actual bonus paid to Chief Executive Officer the prior year, whichever is greater.

C. “Cause” shall mean any of the following:

(i) The continued, unreasonable refusal or omission by the Chief Executive Officer to perform any material duties required of him by the Company, if such duties are consistent with duties customary for the Chief Executive Officer’s position;

(ii) Any material act or omission by the Chief Executive Officer involving malfeasance or gross negligence in the performance of his duties to, or material deviation from any of the policies or directives of the Company;

(iii) Conduct on the part of the Chief Executive Officer which constitutes the breach of any statutory or common law duty of loyalty to the Company, including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

(iv) Any illegal act by Chief Executive Officer which materially and adversely affects the business of the Company or any felony committed by Chief Executive Officer, as evidenced by conviction thereof, provided that the Company may suspend the Chief Executive Officer with pay while any allegation of such illegal or felonious act is investigated.

D. “Good Reason” shall mean any of the following, without the Chief Executive Officer’s written consent, but if Chief Executive Officer does not resign within nine (9) months of the occurrence of an event (i)-(vii) as listed below, Chief Executive Officer is deemed to have consented and acquiesced to the event which shall not thereafter constitute “good reason”:

(i) A reduction by the Company in Chief Executive Officer’s compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries;

(ii) A reduction by the Company of Chief Executive Officer’s benefits from those he was entitled to immediately prior to the resignation of employment that is not made in connection with an across the board reduction of all the Company’s offered benefits;

(iii) The failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume this Agreement;

(iv) The assignment of Chief Executive Officer to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor;

(v) A relocation of Chief Executive Officer to a location more than 30 miles from the location where the Chief Executive Officer was regularly assigned to immediately prior to the Chief Executive Officer’s resignation of employment;

(vi) Chief Executive Officer’s removal as a member of the Board; or

(vii) A failure by the Company to pay any portion of the Chief Executive Officer’s compensation within ten (10) days of the date due.

E. “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company;

(ii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(iii) The sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iv) A complete liquidation or dissolution of the Company; or

(v) Any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

3. ELIGIBILITY FOR SEVERANCE BENEFITS (RELEASE REQUIRED)

Chief Executive Officer shall be entitled to receive the benefits set forth in Section 4 if all of the following occur:

A. Chief Executive Officer’s employment is involuntarily terminated without “Cause” or if Chief Executive Officer voluntarily terminates his employment with “Good Reason, in the absence of a “Change of Control”;

B. Termination of Chief Executive Officer’s employment occurs in the absence of a Change in Control, and not in anticipation of, connection with, or within two (2) years following a “Change in Control,” as any benefits in such a situation are provided exclusively by the separate Change in Control Agreement executed by Chief Executive Officer on August 1, 2003. If termination of Chief Executive’s employment is made in anticipation of, connection with, or within two (2) years following a “Change in Control,” then Chief Executive Officer shall be entitled only to those benefits provided for in Chief Executive Officer’s Change in Control Agreement and this Agreement shall not be applicable and shall be null and void and of no effect whatsoever; and

C. Chief Executive Officer has executed a Release of Claims in favor of the Company and its agents, a form of which is available from Human Resources, and such Release must become effective in accordance with its terms.

4. SEVERANCE BENEFITS (RELEASE REQUIRED)

A. SEVERANCE PAY

If the Chief Executive Officer meets all of the eligibility requirements of Section 3 above, the Chief Executive Officer shall receive his Severance Pay, paid in a lump sum, fifteen (15) days after his employment terminates or fifteen (15) days after the Company’s receipt of the Chief Executive Officer’s execution of an unrevoked release, whichever is later.

B. COMPANY PAID COBRA

The Company shall pay for existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as provided by the Company’s group agreements for thirty-six (36) months, beginning the calendar month after Chief Executive Officer’s termination and provided at regular employee rates, or until Chief Executive Officer becomes eligible for group insurance benefits from another employer, whichever occurs first. If the full amount of time allowable under COBRA as applied by the California Continuation Benefits Replacement Act, California Health and Safety Code § 1366.27 (“Cal-COBRA”) and the Company’s group health plan is less than thirty-six (36) months, then the Company shall pay for the cost of comparable coverage for the remainder of the 36-month period. Chief Executive Officer shall have an obligation to inform Company if he receives group coverage from another employer while receiving COBRA or continued medical coverage from the Company. Chief Executive Officer may not increase the number of designated dependants, if any, during this time unless Chief Executive Officer does so at his own expense in accordance with the applicable benefit Agreement. The period of such Company-paid COBRA coverage shall be considered part of Chief Executive Officer’s COBRA and Cal-COBRA coverage entitlement period, and may, for tax purposes, be considered income to the Chief Executive Officer.

C. TAX LAW LIMITATIONS

Notwithstanding any other provision in this Agreement to the contrary, to the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Chief Executive Officer are presumed by a taxing authority to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and the total payments provided for in this Agreement exceed the amount triggering excise tax under the Code and but for this Section 4.C. would otherwise be presumed to be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the parties agree to cooperate with each other under Paragraph 4.D. of the separate Change in Control Agreement executed by Chief Executive Officer on August 1, 2003.

5. WITHHOLDING TAXES ON BENEFITS

Notwithstanding any other provision of the Agreement, all severance benefits shall be reduced by any applicable federal, state, or local tax withholding requirements and as permitted by law.

6. NO OTHER SIMILAR BENEFITS

Except as provided for herein, the severance benefits provided by the Agreement are in lieu of any other severance benefits provided by the Company under any other applicable agreement, practice or policy. This Severance Agreement expressly supercedes and makes inapplicable any other severance agreement, practice, or policy related to severance benefits provided in the absence of a Change in Control. If there is a “Change in Control” as defined in Section 2.E above, the Change in Control Agreement executed by Chief Executive Officer on August 1, 2003 alone shall govern Chief Executive Officer’s termination and severance benefits and this Agreement shall have no effect.

7. SET OFF/TERMINATION OF SEVERANCE BENEFITS

No payments or benefits payable to the Chief Executive Officer pursuant to this Agreement shall be reduced by any amount the Chief Executive Officer may be entitled to receive as pension or retirement benefits, if any.

Subsequent employment by the Company, or any Company successor or affiliates prior to the payment of severance benefits will disqualify Chief Executive Officer from severance benefits.

8. DEATH

In the event Chief Executive Officer dies before the severance monies are paid, payment shall be made to the designated beneficiary of the Chief Executive Officer in the same amount and at the same time that payment would have been made to the Chief Executive Officer.

9. LIMITATION ON TRANSFERABILITY

Except as provided in Section 8 above, the interest of the Chief Executive Officer in the benefits described in this Agreement may not be sold, assigned, transferred or otherwise disposed of in any way, and any attempted sale, assignment, transfer or other disposition shall be null and void. If Chief Executive Officer attempts to sell, assign, transfer or otherwise encumber his or her rights or interest in the Agreement, other than as permitted by Section 8, such act will be treated as an election by the Chief Executive Officer to discontinue participation in the Agreement.

10. ARBITRATION

Chief Executive Officer and the Company agree that any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to benefits under this Agreement or related to Chief Executive Officer’s employment or termination of employment (“arbitrable claims”) shall be resolved by arbitration. HOWEVER, Chief Executive Officer and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. Chief Executive Officer and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Chief Executive Officer and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in Orange County, California (or other mutually agreed upon city) under the

National Rules for the Resolution of Employment Disputes. As, in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act (“FAA”).

11. SETTLEMENT OF CLAIMS

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Chief Executive Officer or others.

12. SEVERABILITY

If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

13. ENTIRE AGREEMENT; AMENDMENTS; WAIVER

This Agreement, together with all stock option agreements and/or plans, any Employee Secrecy Agreements, and/or any Proprietary Information and Inventions Agreements, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Chief Executive Officer and an officer of the Company as designated by the Board. Except with respect to “Good Reason” in Section 2.D, failure of either party to enforce any other provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections, or in any way effect the validity of this Agreement, except for the deemed consent and acquiesce provided for in Section 2.D. The failure of either party to exercise any of the provisions, rights or elections in this Agreement, except for those described in Section 2.D, shall not preclude or prejudice such party from later enforcing or exercising those same provisions, rights or elections which it may have under this Agreement.

14. GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California or the FAA, as applicable.

15. ATTORNEYS’ FEES

In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

16. AT WILL EMPLOYMENT

Nothing herein is intended to alter the at-will employment status of the Chief Executive Officer. Specifically, the Chief Executive Officer’s employment with the Company is “at-will.” Either the Company or the Chief Executive Officer may terminate his employment with or without cause or good reason, and with or without notice. In addition, the Company has the right to change the Chief Executive Officer’s compensation, duties, assignments and responsibilities or location of employment at any time, with or without cause or notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Chief Executive Officer”		“Company”

Powerwave Technologies, Inc.

By:	/s/ Bruce C. Edwards	By:	/s/ Andrew J. Sukawaty
	Bruce C. Edwards		Andrew J. Sukawaty

		Title:	Chairman, Compensation Committee